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                                                                       EXHIBIT 1

                             [BID.COM LETTER HEAD]

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the shareholders of BID.COM INTERNATIONAL INC. (the "Corporation") will be held at The Fairmont Royal York hotel, 100 Front Street West, Toronto, Ontario, in The Ballroom (convention floor), on Wednesday, October 10th, 2001, at the hour of 4:30 o'clock in the afternoon for the following purposes:

     1. to consider and, if deemed advisable, approve and authorize the acquisition of up to 100% of the issued shares of ADB Systemer ASA of Sola, Norway upon the terms set out in the accompanying Information Circular, including without limitation the issuance of up to 22,102,752 common shares of the Corporation, the amendment or replacement of existing warrants and options of ADB Systemer ASA to provide they shall be exercisable into shares of the Corporation, and certain changes in the board of directors of the Corporation as detailed herein;

     2. to consider and, if deemed advisable, pass a special resolution (in the form attached as Appendix I to this Notice), authorizing an amendment to the Articles of Amalgamation of the Corporation effective upon completion of the acquisition contemplated above, to consolidate the 54,638,468 issued and outstanding common shares of the Corporation, together with those common shares issued in connection with the acquisition of ADB Systemer ASA, on the basis of 1 consolidated common share for each 2 existing common shares;

     3. to consider and, if deemed advisable, pass a special resolution (in the form attached as Appendix II to this Notice), authorizing changing the name of the Corporation to ADB Systems International Inc., or such other name as may be approved by the Board of Directors of the Corporation, effective upon completion of the acquisition contemplated above;

     4. to consider and, if deemed advisable, to pass an ordinary resolution (in the form attached as Appendix III to this Notice) authorizing an increase in the maximum number of options to be granted under the Corporation's Stock Option Plan from 8,700,000 to 10,700,000, effective upon completion of the acquisition contemplated above, in order to accommodate the existing option plan for ADB Systemer ASA and the ongoing participation of ADB employees in the Plan; and

     5. to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

     Shareholders are entitled to vote at the Meeting in person or by proxy. If it is not your intention to be present at the Meeting, please exercise your right to vote by promptly signing, dating and returning the enclosed form of proxy in the envelope provided for that purpose.

     DATED at Mississauga, Ontario this 7th day of September, 2001.

                                         By order of the Board of Directors

                                         John A. Mackie
                                         John A. Mackie
                                         Vice President, General Counsel
                                         and Corporate Secretary
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                                   APPENDIX I

                SPECIAL RESOLUTION APPROVING SHARE CONSOLIDATION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

     1. all of the authorized common shares of the Corporation, being the 54,638,468 presently issued and outstanding and all common shares issued in connection with the acquisition of ADB Systemer ASA, be consolidated on the basis of 1 consolidated common share for each 2 common shares presently outstanding, with any fractional shares arising as a result of such consolidation being adjusted to the nearest whole share;

     2. the directors and officers of the Corporation are authorized to take such steps as may be necessary or advisable to give effect to the share consolidation, including the filing of Articles of Amendment;

     3. the directors and officers of the Corporation are hereby authorized to take any and all such actions as in their discretion they deem necessary or advisable to effectuate the intent of the foregoing resolutions.

                                  APPENDIX II

                  SPECIAL RESOLUTION APPROVING CHANGE OF NAME

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

     1. the Articles of the Corporation be amended to change the name of the Corporation from BID.COM INTERNATIONAL INC. to ADB SYSTEMS INTERNATIONAL INC., or such other name as may be approved by the Board of Directors of the Corporation;

     2. the directors and officers of the Corporation are authorized to take such steps as may be necessary or advisable to give effect to the name change, including the filing of Articles of Amendment;

     3. the directors and officers of the Corporation are hereby authorized to take any and all such actions as in their discretion they deem necessary or advisable to effectuate the intent of the foregoing resolutions.

                                  APPENDIX III

                         ORDINARY RESOLUTION APPROVING
                         AMENDMENT TO STOCK OPTION PLAN

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

     1. the Stock Option Plan of the Corporation (the "Plan") be amended to increase the maximum number of common shares which may be reserved for issuance pursuant to options granted under the Plan from 8,700,000 to 10,700,000;

     2. any officer or director of the Corporation be and is hereby authorized for and on behalf of the Corporation (under its corporate seal or otherwise) to execute and deliver all such instruments, documents, directions and writings and to perform and do all such other acts and things as he in his discretion may consider to be necessary, desirable or useful for the purpose of giving effect to the foregoing resolution, including, but not limited to, making any filings with applicable securities regulatory authorities.